Exhibit 99.1

Contacts:	Phillip D. Kramer	Brad A. Thielemann
	Executive VP and CFO	Manager, Special Projects
	713/646-4560—800/564-3036	713/646-4222—800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Reports
Strong Financial Results for Second Quarter 2006—
Net Income Climbs 29%; Net Income Per Diluted Unit Increases 9%;
EBITDA Up 25%

(Houston—August 1, 2006) Plains All American Pipeline, L.P. (NYSE: PAA) reported second quarter 2006 net income of $80.3 million, equivalent to $0.81 per diluted limited partner unit. These financial results represent increases of 29% and 9%, respectively, over net income of $62.3 million, or $0.74 per diluted limited partner unit, for the second quarter of 2005. For the first six months of 2006, the Partnership reported net income of $143.7 million, or $1.53 per diluted limited partner unit, representing increases of 51% and 21%, respectively, over net income of $95.1 million, or $1.26 per diluted limited partner unit, for the first six months of 2005.

As reported, earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2006 were $119.6 million, an increase of 25% as compared with EBITDA of $95.6 million for the second quarter of 2005. EBITDA for the first six months of 2006 was $219.9 million, an increase of 36% as compared with EBITDA of $162.1 million for the first six months of 2005. (See the section of this release entitled “Non-GAAP Financial Measures” and the attached tables for a discussion of EBITDA and other non-GAAP financial measures, and reconciliations of such measures to the comparable GAAP measures.)

“Although we are only seven months into the year, 2006 has already been a very active and productive year for the Partnership,” said Greg L. Armstrong, Chairman and CEO of Plains All American. “We have achieved strong operating and financial results and made significant progress on our $275 million expansion capital program. In the last four months, we have announced or closed seven predominantly fee-based acquisitions for aggregate consideration of approximately $572 million. Of major significance, we entered into agreements to acquire Pacific Energy Partners in a transaction valued at approximately $2.4 billion. We believe these activities set the stage for continued growth in our fundamental business as well as in our distributions to unitholders.” Armstrong noted that the Partnership recently declared an increase in its quarterly cash distribution to $0.725 per unit ($2.90 per unit on an annualized basis), which marked the Partnership’s ninth consecutive quarterly distribution increase and the sixteenth increase in the last twenty-two quarters.

Armstrong also commented, “The Partnership’s generation of cash flow in excess of distributions, coupled with proactive equity and debt financings to fund acquisitions and capital expenditures, has allowed us to maintain a strong capital structure and a high level of liquidity and financial flexibility.”

The Partnership’s reported results include the impact of various items that affect comparability between reporting periods. Adjusting for selected items impacting comparability, the Partnership’s second quarter 2006 adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA were $88.9 million, $1.03 per diluted unit and $128.2 million, respectively. By way of comparison, the Partnership’s second quarter 2005 adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA were $82.1 million, $1.11 per diluted unit, and $115.4 million, respectively. On a comparable basis, second quarter 2006 adjusted net income increased 8%, adjusted net income per diluted limited partner unit decreased 7% and adjusted EBITDA increased 11% over second quarter 2005.

The Partnership’s adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA for the first six months of 2006 were $157.3 million, $1.85 per diluted unit and $233.5 million, respectively. Similarly, the Partnership’s adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA for the first six months of 2005 were $131.4 million, $1.78 per diluted unit and $198.4 million, respectively. On a comparable basis, adjusted net income, adjusted net income per diluted limited partner unit and adjusted EBITDA for the first six months of 2006 increased 20%, 4% and 18%, respectively, over the first six months of 2005.

The following table highlights selected items that the Partnership believes impact the comparability of financial results between reporting periods:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2006	2005	2006	2005
	(in millions, except per unit data)
Long-Term Incentive Plan (“LTIP”) charge	$(6.2)	$(7.9)	$(16.8)	$(10.2)
Cumulative effect of change in accounting principle—LTIP(1)	—	—	6.3	—
Gain on foreign currency revaluation(2)	—	1.0	—	0.2
SFAS 133 mark-to-market adjustment	(2.4)	(12.9)	(3.1)	(26.3)
Total	$(8.6)	$(19.8)	$(13.6)	$(36.3)
Per Basic Limited Partner Unit(3)	$(0.22)	$(0.37)	$(0.32)	$(0.54)
Per Diluted Limited Partner Unit(3)	$(0.22)	$(0.37)	$(0.32)	$(0.52)

Note: Figures may not sum due to rounding.

(1)          During the first quarter of 2006, we adopted SFAS No. 123(R) (revised) “Share Based Payment,” which requires that the cost resulting from all share-based payment transactions be recognized in the financial statements at fair value. The cumulative effect adjustment represents a decrease to our LTIP life-to-date accrued expense and related liability, and therefore resulted in a non-cash gain of $6.3 million in the first quarter of 2006.

(2)          Selected items impacting comparability for the first six months of 2006 excludes a loss of approximately $0.9 million on foreign currency revaluation that was previously included in the first quarter 2006.

(3)          For the quarter ended June 30, 2006, the Partnership’s net income exceeded the cash distribution paid during such periods, which required the application of Emerging Issues Task Force Issue No. 03-06: “Participating Securities and the Two-Class Method under FASB Statement No. 128” (“EITF 03-06”). This calculation does not impact the Partnership’s aggregate net income or EBITDA, but does reduce the Partnership’s net income per limited partner unit. The application of EITF 03-06 negatively impacted basic and diluted earnings per limited partner unit by $0.11 and $0.09 for the second quarter and $0.15 and $0.01 for the first six months of 2006 and 2005, respectively. This impact is included as a selected item impacting net income per limited partner unit.

The following table presents certain selected financial information by segment for the second quarter reporting periods:

	Three Months Ended		Three Months Ended
	June 30, 2006		June 30, 2005
		Gathering,		Gathering,
		Marketing,		Marketing,
		Terminalling &		Terminalling &
	Pipeline	Storage	Pipeline	Storage
	Operations	Operations(4)	Operations	Operations(4)
	(in millions)		(in millions)
Revenues(1)	$274.9	$4,655.3	$260.5	$6,931.0
Purchases and related costs(1)	(165.6)	(4,532.2)	(167.8)	(6,834.7)
Field operating costs (excluding LTIP charge)	(45.2)	(40.8)	(37.7)	(29.1)
LTIP charge—operations	(0.2)	(0.4)	(0.3)	(0.7)
Segment G&A expenses (excluding LTIP charge)(2)	(8.5)	(13.3)	(9.2)	(9.9)
LTIP charge—general and administrative	(2.3)	(3.3)	(4.1)	(2.9)
Segment profit	$53.1	$65.3	$41.4	$53.7
SFAS 133 mark-to-market impact(3)	$—	$(2.4)	$—	$(12.9)
Maintenance capital	$3.3	$1.1	$2.5	$1.5

(1)          Includes inter-segment amounts. We have adopted EITF 04-13, which impacts the comparability of our revenues, effective April 1, 2006. Revenues for the three months ended June 30, 2005 include buy/sell transactions of $40 million and $3,706.1 million in the Pipeline segment and the Gathering, Marketing, Terminalling & Storage segment, respectively.

(2)          Segment general and administrative expenses (G&A) reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.

(3)          Amounts related to SFAS 133 are included in revenues and impact segment profit. The SFAS 133 mark-to-market adjustment is primarily based upon crude oil prices at the end of the period and is related to the non-effective portion of our cash flow hedges, as well as certain derivative contracts that do not qualify under SFAS 133 as cash flow hedges. The net gain or loss related to these derivative instruments is principally offset by physical positions in future periods.

(4)          Gains/losses on foreign currency revaluation are included in the Gathering, Marketing, Terminalling & Storage segment.

Excluding selected items impacting comparability in both periods, adjusted segment profit from pipeline operations in the second quarter of 2006 was $55.6 million versus $45.8 million for the second quarter of 2005 on average daily volumes of 2.0 million barrels per day versus 1.8 million barrels per day. This increase is primarily a result of increased throughput volumes on certain major pipeline systems. Adjusted segment profit from gathering, marketing, terminalling and storage operations for the second quarter of 2006 was $71.4 million, up approximately 3% over the corresponding period in 2005. Segment performance was predominantly driven by favorable market conditions, successful execution of our risk management strategies and the contributions from recent acquisitions.

The following table presents certain selected financial information by segment for the first six-month reporting periods:

	Six Months Ended		Six Months Ended
	June 30, 2006		June 30, 2005
		Gathering,		Gathering,
		Marketing,		Marketing,
		Terminalling &		Terminalling &
	Pipeline	Storage	Pipeline	Storage
	Operations	Operations(4)	Operations	Operations(4)
	(in millions)		(in millions)
Revenues(1)	$559.9	$13,043.9	$507.7	$13,357.2
Purchases and related costs(1)	(354.2)	(12,809.2)	(319.5)	(13,204.1)
Field operating costs (excluding LTIP charge)	(89.9)	(77.3)	(71.7)	(58.6)
LTIP charge—operations	(0.6)	(1.1)	(0.4)	(0.9)
Segment G&A expenses (excluding LTIP charge)(2)	(17.3)	(26.8)	(19.4)	(20.0)
LTIP charge—general and administrative	(6.8)	(8.3)	(5.3)	(3.6)
Segment profit	$91.1	$121.2	$91.4	$70.0
SFAS 133 mark-to-market impact(3)	$—	$(3.1)	$—	$(26.3)
Maintenance capital	$6.2	$2.9	$5.3	$2.7

(1)          Includes inter-segment amounts. We have adopted EITF 04-13, which impacts the comparability of our revenues, effective April 1, 2006. Revenues include buy/sell transactions in the six months ended June 30, 2006 of $45.3 million and $4,717.7 million and in the six months ended June 30, 2005 of $73.6 million and $7,125.2 million in the Pipeline segment and the Gathering, Marketing, Terminalling & Storage segment, respectively.

(2)          Segment general and administrative expenses (G&A) reflect direct costs attributable to each segment and an allocation of other expenses to the segments based on the business activities that existed at that time. The proportional allocations by segment require judgment by management and will continue to be based on the business activities that exist during each period.

(3)          Amounts related to SFAS 133 are included in revenues and impact segment profit. The SFAS 133 mark-to-market adjustment is primarily based upon crude oil prices at the end of the period and is related to the non-effective portion of our cash flow hedges, as well as certain derivative contracts that do not qualify under SFAS 133 as cash flow hedges. The net gain or loss related to these derivative instruments is principally offset by physical positions in future periods.

(4)          Gains/losses on foreign currency revaluation are included in the Gathering, Marketing, Terminalling & Storage segment.

The Partnership’s basic weighted average units outstanding for the second quarter of 2006 totaled 77.0 million (77.8 million diluted) as compared to 67.9 million (69.3 million diluted) in last year’s second quarter. At June 30, 2006, the Partnership had approximately 77.3 million units outstanding, long-term debt of $1,255.1 million and a long-term debt to total capitalization ratio of approximately 45%. Including its recent direct equity placement, the Partnership has approximately 81 million common units outstanding.

On July 14, 2006, the Partnership declared a cash distribution of $0.725 per unit ($2.90 per unit on an annualized basis) on its outstanding limited partner units. The distribution will be payable on August 14, 2006, to holders of record of such units at the close of business on August 4, 2006. The distribution represents an increase of 11.5% over the August 2005 distribution and 2.5% over the May 2006 distribution.

The Partnership today furnished a current report on Form 8-K, which included material in this press release and financial and operational guidance for the third quarter and full year 2006. A copy of the Form 8-K is available on the Partnership’s website at www.paalp.com.

Non-GAAP Financial Measures

In this release, the Partnership’s EBITDA disclosure is not presented in accordance with generally accepted accounting principles and is not intended to be used in lieu of GAAP presentations of results of operations or cash provided by operating activities. EBITDA is presented because we believe it provides additional information with respect to both the performance of our fundamental business activities as well as our ability to meet our future debt service, capital expenditures and working capital requirements. We also believe that debt holders commonly use EBITDA to analyze Partnership performance. In addition, we present selected items that impact the comparability of our operating results as additional information that may be helpful to your understanding of our financial results. We consider an understanding of these selected items impacting comparability to be material to our evaluation of our operating results and prospects. Although we present selected items that we consider in evaluating our performance, you should also be aware that the items presented do not represent all items that affect comparability between the periods presented. Variations in our operating results are also caused by changes in volumes, prices, exchange rates, mechanical interruptions, acquisitions and numerous other factors. These types of variations are not separately identified in this release, but will be discussed in management’s discussion and analysis of operating results in our Quarterly Report on Form 10-Q.

A reconciliation of EBITDA to net income and cash flow from operating activities for the periods presented is included in the tables attached to this release. In addition, the Partnership maintains on its website (www.paalp.com) a reconciliation of all non-GAAP financial information, such as EBITDA, that it reconciles to the most comparable GAAP measures. To access the information, investors should click on the “Investor Relations” link on the Partnership’s home page and then the “Non-GAAP Reconciliation” link on the Investor Relations page.

Conference Call

The Partnership will host a conference call to discuss the results and other forward-looking items on Tuesday, August 1, 2006. Specific items to be addressed in this call include:

1.                A brief review of the Partnership’s second quarter performance;

2.                A status report on major expansion projects and recent acquisition activity;

3.                A discussion of capitalization and liquidity;

4.                A review of financial and operating guidance for the third quarter and full year 2006; and

5.                Comments regarding the Partnership’s outlook for the future.

The call will begin at 10:00 AM (Central). To participate in the call, please dial 877-709-8150, or, for international callers, 201-689-8354 at approximately 9:55 AM (Central). No password or reservation number is required.

Webcast Instructions

To access the Internet webcast, please go to the Partnership’s website at www.paalp.com, choose “Investor Relations”, and then choose “Conference Calls”. Following the live webcast, the call will be archived for a period of sixty (60) days on the Partnership’s website.

Telephonic Replay Instructions

To listen to a telephonic replay of the conference call, please dial 877-660-6853, or, for international callers, 201-612-7415, and enter acct # 232 and replay # 207308. The replay will be available beginning Tuesday, August 1, 2006, at approximately 1:00 PM (Central) and continue until 10:59 PM (Central) Monday, August 7, 2006.

Forward Looking Statements

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from results anticipated in the forward-looking statements. These risks and uncertainties include, among other things: the success of our risk management activities; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of our credit rating and ability to receive open credit from our suppliers and trade counterparties; abrupt or severe declines or interruptions in outer continental shelf production located offshore California and transported on our pipeline system; declines in volumes shipped on the Basin Pipeline, Capline Pipeline and our other pipelines by us and third party shippers; the availability of adequate third party production volumes for transportation and marketing in the areas in which we operate; demand for natural gas or various grades of crude oil and resulting changes in pricing conditions or transmission throughput requirements; fluctuations in refinery capacity in areas supplied by our transmission lines; the availability of, and our ability to consummate, acquisition or combination opportunities; our access to capital to fund additional acquisitions and our ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets or businesses and the risks associated with operating in lines of business that are distinct and separate from our historical operations; unanticipated changes in crude oil market structure and volatility (or lack thereof); the impact of current and future laws, rulings and governmental regulations; the effects of competition; continued creditworthiness of, and performance by, counterparties; interruptions in service and fluctuations in rates of third party pipelines; increased costs or lack of availability of insurance; fluctuations in the debt and equity markets, including the price of our units at the time of vesting under our Long-Term Incentive Plans; the currency exchange rate of the Canadian dollar; the impact of crude oil and natural gas price fluctuations; shortages or cost increases of power supplies, materials or labor; weather interference with business operations or project construction; general economic, market or business conditions; and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil and liquefied petroleum gas discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation and crude oil gathering, marketing, terminalling and storage, as well as the marketing and storage of liquefied petroleum gas and other petroleum products, in the United States and Canada. Through its 50% ownership in PAA/Vulcan Gas Storage LLC, the Partnership is also engaged in the development and operation of natural gas storage facilities. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per unit data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
REVENUES(1)	$4,892.4	$7,160.7	$13,527.8	$13,799.2
COSTS AND EXPENSES
Purchases and related costs	4,660.0	6,971.7	13,087.4	13,457.9
Field operating costs	86.6	67.8	168.9	131.6
General and administrative expenses	27.4	26.1	59.2	48.2
Depreciation and amortization	21.3	19.1	42.9	38.2
Total costs and expenses	4,795.3	7,084.7	13,358.4	13,675.9
OPERATING INCOME	97.1	76.0	169.4	123.3
OTHER INCOME/(EXPENSE)
Equity earnings in PAA/Vulcan Gas Storage, LLC	1.1	—	0.9	—
Interest expense	(18.0)	(14.2)	(33.3)	(28.8)
Interest income and other income (expense), net	0.1	0.5	0.4	0.6
Income before cumulative effect of change in accounting principle	80.3	62.3	137.4	95.1
Cumulative effect of change in accounting principle	—	—	6.3	—
NET INCOME	$80.3	$62.3	$143.7	$95.1
NET INCOME—LIMITED PARTNERS	$71.4	$57.6	$128.2	$86.9
NET INCOME—GENERAL PARTNER	$8.9	$4.7	$15.5	$8.2
BASIC NET INCOME PER LIMITED PARTNER UNIT
Income before cumulative effect of change in accounting principle	$0.82	$0.76	$1.47	$1.27
Cumulative effect of change in accounting principle	—	—	0.08	—
Basic net income per limited partner unit	$0.82	$0.76	$1.55	$1.27
DILUTED NET INCOME PER LIMITED PARTNER UNIT
Income before cumulative effect of change in accounting principle	$0.81	$0.74	$1.45	$1.26
Cumulative effect of change in accounting principle	—	—	0.08	—
Diluted net income per limited partner unit	$0.81	$0.74	$1.53	$1.26
BASIC WEIGHTED AVERAGE UNITS OUTSTANDING	77.0	67.9	75.5	67.7
DILUTED WEIGHTED AVERAGE UNITS OUTSTANDING	77.8	69.3	76.3	68.7

(1)                Revenues include buy/sell transactions of $3.7 billion in the three months ended June 30, 2005 and $4.8 billion and $7.2 billion for six months ended June 30, 2006 and 2005, respectively.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

OPERATING DATA (in thousands)(1)
Average Daily Volumes (barrels)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Pipeline activities:
Tariff activities
All American	53	50	48	52
Basin	330	283	322	280
Capline	178	143	132	152
Cushing to Broome	79	84	75	54
North Dakota/Trenton	87	73	85	67
West Texas/New Mexico Area Systems(2)	478	435	460	418
Canada	253	248	246	258
Other	458	421	452	415
Pipeline margin activities	85	67	88	71
Pipeline activities total	2,001	1,804	1,908	1,767
GMT&S activities:
Crude oil lease gathering	652	628	637	625
LPG sales and third party processing	47	26	66	55
Waterborne foreign crude imported	43	52	50	57
GMT&S activities total	742	706	753	737

(1)                Volumes associated with acquisitions represent total volumes transported for the number of days we actually owned the assets divided by the number of days in the period.

(2)                The aggregate of multiple systems in the West Texas/New Mexico area.

CONDENSED CONSOLIDATED BALANCE SHEET DATA
(in millions)
	June 30,	December 31,
	2006	2005
ASSETS
Current assets	$3,176.4	$1,805.2
Property and equipment, net	2,147.5	1,857.2
Pipeline linefill in owned assets	200.4	180.2
Inventory in third party assets	80.4	71.5
Investment in PAA/Vulcan Gas Storage, LLC	124.4	113.5
Goodwill	179.6	47.4
Other long-term assets, net	109.6	45.3
Total assets	$6,018.3	$4,120.3
LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities	$3,179.4	$1,793.3
Long-term debt under credit facilities and other	58.4	4.7
Senior notes, net of unamortized discount	1,196.7	947.0
Other long-term liabilities and deferred credits	57.7	44.6
Total liabilities	4,492.2	2,789.6
Partners’ capital	1,526.1	1,330.7
Total liabilities and partners’ capital	$6,018.3	$4,120.3

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

COMPUTATION OF BASIC AND DILUTED EARNINGS PER LIMITED PARTNER UNIT
(in millions, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Numerator for basic and diluted earnings per limited partner unit:
Net income	$80.3	$62.3	$143.7	$95.1
Less: General partner’s incentive distribution paid	(7.4)	(3.5)	(12.9)	(6.4)
Subtotal	72.9	58.8	130.8	88.7
General partner 2% ownership	(1.5)	(1.2)	(2.6)	(1.8)
Net income available to limited partners	71.4	57.6	128.2	86.9
Pro forma additional general partner’s distribution(1)	(8.2)	(6.2)	(11.2)	(0.6)
Net income available for limited partners under EITF 03-06	63.2	51.4	117.0	86.3
Less: Limited partner 98% portion of cumulative effect of change in accounting principle	—	—	6.2	—
Limited partner net income before cumulative effect of change in accounting principle	$63.2	$51.4	$110.8	$86.3
Denominator:
Basic weighted average number of limited partner units outstanding	77.0	67.9	75.5	67.7
Effect of dilutive securities:
Weighted average 2005 Long-Term Incentive Plan (“LTIP”) units	0.8	1.4	0.8	1.0
Diluted weighted average number of limited partner units outstanding	77.8	69.3	76.3	68.7
Basic net income per limited partner unit before cumulative effect of change in accounting principle(1)	$0.82	$0.76	$1.47	$1.27
Cumulative effect of change in accounting principle per limited partner unit	—	—	0.08	—
Basic net income per limited partner unit	$0.82	$0.76	$1.55	$1.27
Diluted net income per limited partner unit before cumulative effect of change in accounting principle(1)	$0.81	$0.74	$1.45	$1.26
Cumulative effect of change in accounting principle per limited partner unit	—	—	0.08	—
Diluted net income per limited partner unit	$0.81	$0.74	$1.53	$1.26

(1)                Reflects pro forma full distribution of earnings under EITF 03-06. The application of EITF 03-06 negatively impacted basic and diluted earnings per limited partner unit by approximately $0.11 and $0.09 for the three months ended and $0.15 and $0.01 for the six months ended June 30, 2006 and 2005, respectively.

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

FINANCIAL DATA RECONCILIATIONS
(in millions, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Earnings before interest, taxes, depreciation and amortization (“EBITDA”)
Net income reconciliation
EBITDA	$119.6	$95.6	$219.9	$162.1
Depreciation and amortization	(21.3)	(19.1)	(42.9)	(38.2)
Earnings before interest and taxes (“EBIT”)	98.3	76.5	177.0	123.9
Interest expense	(18.0)	(14.2)	(33.3)	(28.8)
Net income	$80.3	$62.3	$143.7	$95.1
Cash flow from operating activities reconciliation
EBITDA	$119.6	$95.6	$219.9	$162.1
Interest expense	(18.0)	(14.2)	(33.3)	(28.8)
Net change in assets and liabilities, net of acquisitions	(295.3)	(281.9)	(844.6)	(622.1)
Other items to reconcile to cash flows from operating activities:
Equity earnings in PAA/Vulcan Gas Storage, LLC	(1.1)	—	(0.9)	—
Net cash paid for terminated interest rate hedging instruments	—	(0.9)	—	(0.9)
Net (gain) / loss on foreign currency revaluation	0.9	(1.4)	1.8	(0.9)
SFAS 133 mark-to-market adjustment	2.4	12.9	3.1	26.3
Cumulative effect of change in accounting principle	—	—	(6.3)	—
LTIP charge	6.2	7.9	16.8	10.2
Non-cash amortization of terminated interest rate hedging instruments	0.4	0.4	0.8	0.8
Net cash used in operating activities	$(184.9)	$(181.6)	$(642.7)	$(453.3)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Funds flow from operations (“FFO”)
Net Income	$80.3	$62.3	$143.7	$95.1
Equity earnings in PAA/Vulcan Gas Storage, LLC	(1.1)	—	(0.9)	—
Depreciation and amortization	21.3	19.1	42.9	38.2
Non-cash amortization of terminated interest rate hedging instruments	0.4	0.4	0.8	0.8
FFO	100.9	81.8	186.5	134.1
Maintenance capital expenditures	(4.4)	(4.0)	(9.1)	(8.0)
FFO after maintenance capital expenditures	$96.5	$77.8	$177.4	$126.1

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

FINANCIAL DATA RECONCILIATIONS (Continued)
(in millions, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Selected items impacting comparability
LTIP charge	$(6.2)	$(7.9)	$(16.8)	$(10.2)
Cumulative effect of change in accounting principle—LTIP	—	—	6.3	—
Gain on foreign currency revaluation	—	1.0	—	0.2
SFAS 133 mark-to-market adjustment	(2.4)	(12.9)	(3.1)	(26.3)
Selected items impacting comparability	(8.6)	(19.8)	(13.6)	(36.3)
GP 2% portion of selected items impacting comparability	0.2	0.4	0.3	0.7
LP 98% portion of selected items impacting comparability	$(8.4)	$(19.4)	$(13.3)	$(35.6)
Impact to basic net income per limited partner unit(1)	$(0.22)	$(0.37)	$(0.32)	$(0.54)
Impact to diluted net income per limited partner unit(1)	$(0.22)	$(0.37)	$(0.32)	$(0.52)

(1)                The application of EITF 03-06 negatively impacted basic and diluted earnings per limited partner unit by approximately $0.11 and $0.09 for the three months ended and $0.15 and $0.01 for the six months ended June 30, 2006 and 2005, respectively.

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Net income and earnings per limited partner unit excluding selected items impacting comparability
Net income	$80.3	$62.3	$143.7	$95.1
Selected items impacting comparability	8.6	19.8	13.6	36.3
Adjusted net income	$88.9	$82.1	$157.3	$131.4
Net income available for limited partners under EITF 03-06	$63.2	$51.4	$117.0	$86.3
Limited partners 98% of selected items impacting comparability	8.4	19.4	13.3	35.6
Pro forma additional general partner distribution under EITF 03-06	8.2	6.2	11.2	0.6
Adjusted limited partners net income	$79.8	$77.0	$141.5	$122.5
Adjusted basic net income per limited partner unit	$1.04	$1.13	$1.87	$1.81
Adjusted diluted net income per limited partner unit	$1.03	$1.11	$1.85	$1.78
Basic weighted average units outstanding	77.0	67.9	75.5	67.7
Diluted weighted average units outstanding	77.8	69.3	76.3	68.7

PLAINS ALL AMERICAN PIPELINE, L.P. AND SUBSIDIARIES
FINANCIAL SUMMARY (unaudited)

FINANCIAL DATA RECONCILIATIONS (Continued)
(in millions, except per unit data)
	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
EBITDA excluding selected items impacting comparability
EBITDA	$119.6	$95.6	$219.9	$162.1
Selected items impacting comparability	8.6	19.8	13.6	36.3
Adjusted EBITDA	$128.2	$115.4	$233.5	$198.4

	Three Months Ended June 30, 2006		Six Months Ended June 30, 2006
	Pipeline	GMT&S	Pipeline	GMT&S
2006 Segment profit excluding selected items impacting comparability
Reported segment profit	$53.1	$65.3	$91.1	$121.2
Selected items impacting comparability of segment profit:
LTIP charge	2.5	3.7	7.4	9.4
SFAS 133 mark-to-market adjustment	—	2.4	—	3.1
Segment profit excluding selected items impacting comparability	$55.6	$71.4	$98.5	$133.7

	Three Months Ended June 30, 2005		Six Months Ended June 30, 2005
	Pipeline	GMT&S	Pipeline	GMT&S
2005 Segment profit excluding selected items impacting comparability
Reported segment profit	$41.4	$53.7	$91.4	$70.0
Selected items impacting comparability of segment profit:
LTIP charge	4.4	3.5	5.7	4.5
Gain on foreign currency revaluation	—	(1.0)	—	(0.2)
SFAS 133 mark-to-market adjustment	—	12.9	—	26.3
Segment profit excluding selected items impacting comparability	$45.8	$69.1	$97.1	$100.6

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